Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Brinker International, Inc.:

We consent to the use of our reports dated August 27, 2018, with respect to the consolidated balance sheets of Brinker International, Inc. as of June 27, 2018 and June 28, 2017, and the related consolidated statements of comprehensive income, stockholders’ deficit, and cash flows for each of the years in the three-year period ended June 27, 2018, and the related notes (collectively, the “consolidated financial statements”), and the effectiveness of internal control over financial reporting as of June 27, 2018, incorporated by reference in the registration statement.

/s/ KPMG LLP

Dallas, Texas

March 28, 2019